Vanguard Malvern Funds
Supplement to the Statement of Additional Information
Dated January 27, 2012
Reorganization of Vanguard Asset Allocation Fund into
Vanguard Balanced Index Fund
Effective as of the close of business on February 10, 2012, the reorganization of Vanguard Asset Allocation
Fund into
Vanguard Balanced Index Fund is complete. Any references
 to the Asset Allocation Fund in this Statement of Additional
Information are hereby deleted.
Please retain this supplement for future reference.